Exhibit 99.1

Pier 1 Imports, Inc. Reports First Quarter Fiscal 2020 Financial Results

Provides Update on Fiscal 2020 Action Plan

FORT WORTH, Texas--(BUSINESS WIRE)--June 26, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended June 1, 2019.

First Quarter Fiscal 2020 Financial Summary

  Company comparable sales decreased 13.5% compared to the first quarter of fiscal 2019;
  Net sales decreased 15.5% to $314.3 million compared to the first quarter of fiscal 2019;
  Net loss of $81.7 million, or ($19.97) per share, reflecting the Company’s recently effected 1-for-20 reverse stock split on June 20, 2019;
  Inventory of $327.2 million, down approximately 1% year-over-year; and
  Cash and cash equivalents of $30.5 million at quarter end, $50 million of borrowings under the Company’s FILO tranche and $20 million of borrowings under its $350 million revolving credit facility.

Cheryl Bachelder, Interim CEO, stated, “Our teams are laser focused on the initiatives under our fiscal 2020 action plan, which is designed to reset our operating model and rebuild our business for the future. We believe Pier 1 has strong brand equity and a loyal customer who will return for the right style stories in our assortment. As we expected, our sales and margins remained under pressure in the first quarter and we anticipate this will continue through the second quarter. This reflects our decision to take aggressive clearance actions to move through lower-priced, lower-margin goods and ensure we provide our customers with a strong, on-brand style statement for fall.

“We have chosen to prioritize our comp sales recovery with the implementation of new merchandising and marketing initiatives supported by substantive cost cutting actions. Importantly, we remain on track to achieve the previously outlined benefits of $100-$110 million this year and now expect the substantial majority of those benefits to be realized through cost reductions. The expense savings we plan to realize in the second half of fiscal 2020 are expected to be absorbed by reduced gross margins rather than driving the full year net income and EBITDA recapture we previously outlined.”

Ms. Bachelder concluded, “As we implement our fiscal 2020 action plan, we are incorporating our learnings and addressing business trends in real-time. We are committed to restoring the health and promise of the Pier 1 brand and believe our initiatives and liquidity will give us sufficient runway to achieve our fiscal 2020 goals.”

First Quarter Fiscal 2020 Results of Operations

Net sales for the first quarter of fiscal 2020 decreased 15.5% to $314.3 million, compared to $371.9 million for first quarter of fiscal 2019. Company comparable sales decreased 13.5% compared to the year ago period. The decline in company comparable sales is a result of lower average customer spend, which is primarily attributable to changes in the Company’s merchandise mix, as well as decreased store traffic. The Company operated 967 stores at the end of the first quarter, a decrease of 30 from the first quarter of fiscal 2019.

Gross profit for the first quarter of fiscal 2020 totaled $78.8 million, or 25.1% of net sales, compared to $120.1 million, or 32.3% of net sales, for the first quarter of fiscal 2019. The year-over-year decline in gross margin rate reflects lower merchandise margin, as well as 270 basis points of deleverage on occupancy costs. The year-over-year decline in merchandise margin rate is primarily attributable to increased promotional and clearance activity.

SG&A expenses for the first quarter of fiscal 2020 were $143.0 million, or 45.5% of net sales, compared to $138.6 million, or 37.3% of net sales, for the first quarter of fiscal 2019. The following table details the breakdown of SG&A expenses for the first quarter of fiscal 2020 as compared to the prior year period (in millions).

	13 Weeks Ended
	June 1, 2019		June 2, 2018
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$56.2	17.9%	$56.6	15.2%
Operational expenses	17.3	5.5%	20.6	5.5%
Marketing	21.0	6.7%	26.5	7.1%
Other selling, general and administrative	48.5	15.4%	34.9	9.4%
Total selling, general and administrative (1)	$143.0	45.5%	$138.6	37.3%

(1) The period ended June 1, 2019 includes transformation costs of approximately $19 million primarily related to professional fees.

Operating loss for the first quarter of fiscal 2020 was $76.6 million compared to operating loss of $31.3 million for the prior year period. Net loss for the first quarter of fiscal 2020 totaled $81.7 million, or ($19.97) per share, which includes transformation costs of approximately $19 million, primarily related to professional fees. This compares to net loss of $28.5 million, or ($7.11) per share a year ago. Per share figures for both the fiscal 2020 and fiscal 2019 periods have been adjusted to reflect the Company’s recently effected 1-for-20 reverse stock split on June 20, 2019. EBITDA in the first quarter of fiscal 2020 was ($64.2) million, which includes the transformation costs referred to above, compared to EBITDA of ($18.7) million in the first quarter of fiscal 2019. A reconciliation of GAAP to non-GAAP measures is provided below.

Financial Position

As of June 1, 2019, inventories totaled $327.2 million compared to $329.7 million a year ago. At quarter end, the Company had $30.5 million of cash and cash equivalents, $190.5 million outstanding under its senior secured term loan, $50 million of borrowings under its FILO tranche and $20 million of borrowings under its $350 million revolving credit facility.

First Quarter Fiscal 2020 Financial Results Conference Call

The Company will hold a conference call to discuss first quarter fiscal 2020 financial results at 4:00 p.m. Central Time/5:00 p.m. Eastern Time on Wednesday, June 26, 2019. A live audio webcast will be accessible at the Company’s website at https://investors.pier1.com. The call can also be accessed domestically at (866) 378-2926 and internationally at (409) 350-3152, conference ID 6299374. The conference call will be archived and can be accessed by visiting the Company’s investor relations website at https://investors.pier1.com.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release references EBITDA, a non-GAAP financial measure.

The Company believes that EBITDA allows management and investors to understand and compare results in a more consistent manner for the periods presented. EBITDA, as a non-GAAP financial measure, should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance, which provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. EBITDA should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income (loss) as a measure of operating performance. A reconciliation of net loss to EBITDA is shown below for the periods indicated (in millions).

		13 Weeks Ended
		June 1, 2019		June 2, 2018
		$ Amount	% of Sales	$ Amount	% of Sales
Net loss (GAAP)		$(81.7)	(26.0)%	$(28.5)	(7.7)%

Add back:	Income tax provision (benefit)	0.1	0.0%	(6.1)	(1.6)%
	Interest expense, net	5.0	1.6%	2.9	0.8%
	Depreciation	12.4	4.0%	12.9	3.4%
EBITDA (non-GAAP)		$(64.2)	(20.4)%	$(18.7)	(5.0)%

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: actions intended to return the Company to profitable growth; fiscal 2020 action plans and expense reduction initiatives intended to reset the Company’s gross margin and cost structure; the Company’s ability to increase cash flows to support its operating activities; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the effectiveness of the Company's relationships with, and operations of, its key suppliers; risks related to U.S. import policy, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company's ability to identify a successor chief executive officer and chief financial officer and retain its senior management team; potential volatility in the price of the Company’s common stock following the reverse stock split; the Company's ability to comply with the continued listing criteria of the New York Stock Exchange (“NYSE”), including listing criteria based upon the Company’s market capitalization, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1 Imports, Inc.

Founded with a single store in 1962, Pier 1 Imports is a leading omni-channel retailer of unique home décor and accessories. The Company’s products are available through more than 965 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	13 Weeks Ended
	June 1,	% of	June 2,	% of
	2019	Sales	2018	Sales

Net sales	$314,324	100.0%	$371,864	100.0%

Cost of sales	235,504	74.9%	251,725	67.7%

Gross profit	78,820	25.1%	120,139	32.3%

Selling, general and administrative expenses	142,982	45.5%	138,580	37.3%
Depreciation	12,403	4.0%	12,900	3.4%

Operating loss	(76,565)	(24.4%)	(31,341)	(8.4%)

Nonoperating (income) and expenses:
Interest, investment income and other	(131)		(317)
Interest expense	5,147		3,550
	5,016	1.6%	3,233	0.9%

Loss before income taxes	(81,581)	(26.0%)	(34,574)	(9.3%)
Income tax provision (benefit)	132	0.0%	(6,071)	(1.6%)

Net loss	$(81,713)	(26.0%)	$(28,503)	(7.7%)

Loss per share:
Basic	$(19.97)		$(7.11)

Diluted	$(19.97)		$(7.11)

Average shares outstanding during period:
Basic	4,092		4,009

Diluted	4,092		4,009

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	June 1,	March 2,	June 2,
	2019	2019	2018
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $23,323, $49,532 and $121,392, respectively	$30,496	$54,878	$156,757
Accounts receivable, net	18,516	21,189	23,513
Inventories	327,165	347,584	329,747
Prepaid expenses and other current assets	48,535	49,876	48,136
Total current assets	424,712	473,527	558,153
Properties and equipment, net of accumulated depreciation
of $569,015, $556,426 and $567,522, respectively	136,569	149,356	170,662
Operating lease right-of-use assets	646,127	-	-
Other noncurrent assets	31,531	33,407	44,350
	$1,238,939	$656,290	$773,165

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$120,525	$121,969	$86,531
Gift cards and other deferred revenue	39,168	37,655	48,247
Borrowings under revolving line of credit	20,000	-	-
Accrued income taxes payable	674	302	3,048
Current portion of long-term debt	2,000	2,000	2,000
Current portion of operating lease liabilities	157,728	-	-
Other accrued liabilities	98,262	107,539	124,523
Total current liabilities	438,357	269,465	264,349

Long-term debt	245,304	245,624	197,608
Long-term operating lease liabilities	527,598	-	-
Other noncurrent liabilities	18,457	51,672	54,420

Shareholders' equity:
Common stock, $0.001 par, 25,000,000 shares authorized,
6,262,000 issued	6	6	6
Paid-in capital	151,692	138,469	180,644
Retained earnings	454,249	534,419	704,749
Cumulative other comprehensive loss	(8,411)	(7,861)	(7,374)
Less -- 2,025,000, 1,981,000 and 2,138,000
common shares in treasury, at cost, respectively	(588,313)	(575,504)	(621,237)
Total shareholders' equity	9,223	89,529	256,788
	$1,238,939	$656,290	$773,165

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	13 Weeks Ended
	June 1,	June 2,
	2019	2018

Cash flows from operating activities:
Net loss	$(81,713)	$(28,503)
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation	14,315	14,897
Stock-based compensation expense	128	310
Deferred compensation, net	689	751
Deferred income taxes	-	(7,705)
Other	(275)	(64)
Changes in cash from:
Inventories	20,223	17,625
Prepaid expenses and other assets	4,472	1,064
Accounts payable and other liabilities	(944)	34,196
Accrued income taxes payable, net of payments	368	667
Net cash provided by (used in) operating activities	(42,737)	33,238

Cash flows from investing activities:
Capital expenditures	(2,806)	(12,159)
Proceeds from disposition of properties	98	36
Proceeds from sale of restricted investments	2,202	1,279
Purchase of restricted investments	(703)	(636)
Net cash used in investing activities	(1,209)	(11,480)

Cash flows from financing activities:
Stock purchase plan and other, net	286	288
Repayments of long-term debt	(500)	(500)
Borrowings under revolving line of credit	22,000	-
Repayments of borrowings under revolving line of credit	(2,000)	-
Net cash provided by (used in) financing activities	19,786	(212)

Effect of exchange rate changes on cash	(222)	(168)

Change in cash and cash equivalents	(24,382)	21,378

Cash and cash equivalents at beginning of period	54,878	135,379

Cash and cash equivalents at end of period	$30,496	$156,757

Contacts

Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com